Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Safety-Kleen, Inc.

The audits referred to in our report dated March 14, 2008, except as to notes 21 through 24, which are as of April 30, 2008, and note 25, which is as of September 5, 2008, which refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty In Income Taxes, included the related financial statement schedule as of December 29, 2007, and for each of the years in the three-year period ended December 29, 2007, included in the registration statement.  This financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement schedule based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus.

 /s/ KPMG LLP

Dallas, Texas

September 17, 2008